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                                                                     EXHIBIT 8.1

                                                November 5, 1997

Vacation Break U.S.A., Inc.
6400 North Andrews Avenue
Park Plaza, Suite 200
Ft. Lauderdale, Florida 33309

Fairfield Communities, Inc.
11001 Executive Center Drive
Little Rock, Arkansas 72211

                             Merger of FCVB Corp.,
                         a Wholly Owned Subsidiary of
                         Fairfield Communities, Inc.,
                                 with and into
                          Vacation Break U.S.A., Inc.
                      ___________________________________

Dear Ladies and Gentlemen:

          We have acted as counsel to Vacation Break U.S.A., Inc., a Florida corporation ("Vacation Break"), in connection with (i) the proposed merger (the "Merger") of FCVB Corp. ("Merger Sub"), a Florida Corporation and wholly owned subsidiary of Fairfield Communities, Inc., a Delaware corporation ("Fairfield"), with and into Vacation Break that will be effected pursuant to an Agreement and Plan of Merger among Fairfield, Merger Sub and Vacation Break dated as of August 8, 1997 (the "Merger Agreement") and (ii) the preparation and filing of the Joint Proxy Statement/Prospectus that is part of the Registration Statement on Form S-4 filed by Fairfield with the Securities and Exchange Commission on November 5, 1997. Unless otherwise defined, capitalized terms used herein have the meaning assigned to them in the Merger Agreement.

          In delivering our opinion, we have reviewed the Merger Agreement and the documents attached as Exhibits thereto and have assumed that the representations and warranties therein are true and correct and that the parties have complied with and, if applicable, will comply with the covenants contained therein. In addition, we have reviewed the Joint Proxy Statement/Prospectus and have assumed that the statements of fact therein are and will remain true, correct and complete. Any variation or difference in the facts from those set forth or assumed herein, in the Merger Agreement or in the Joint Proxy Statement/Prospectus may affect the conclusions stated herein. We have also assumed that representations will be made by Fairfield and Vacation Break in letters to us substantially in the forms of Exhibit D to the Merger
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Vacation Break U.S.A., Inc.
Fairfield Communities, Inc.
November 5, 1997
Page 2

Agreement and have assumed that those representations will be true and accurate as of the Effective Time.

          Based upon the foregoing, in reliance thereon and subject thereto, and based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, judicial decisions and revenue rulings and revenue procedures of the Internal Revenue Service and other administrative pronouncements, all as in effect on the date hereof, and assuming that the Merger and related transactions will take place in accordance with the terms of the Merger Agreement, it is our opinion that:

          1. The Merger will be treated as a reorganization within the meaning of sections 368(a) and 368(a)(2)(E) of the Code;

          2. Each of Vacation Break, Merger Sub and Fairfield will be a party to the reorganization within the meaning of section 368(b) of the Code;

          3. No gain or loss will be recognized by a Shareholder of Vacation Break upon the exchange pursuant to the Merger of shares of Vacation Break solely for shares of Fairfield except for cash received in lieu of a fractional share;

          4. The basis of the Fairfield shares received by a Shareholder of Vacation Break pursuant to the Merger will be the same as the basis of the Vacation Break shares exchanged therefor (reduced by any amount allocable to a fractional share of Fairfield Common Stock for which cash is received); and

          5. The holding period of the shares of Fairfield Common Stock received by a Shareholder of Vacation Break pursuant to the Merger will include the holding period of the Vacation Break Common Stock exchanged therefor, provided those shares of Vacation Break Common Stock were held as capital assets as of the Effective Time of the Merger.

          It is also our opinion that each of the discussions in the Joint Proxy Statement/Prospectus under the captions "SUMMARY - THE MERGER - Certain Federal Income Tax Consequences" and "THE MERGER - Certain Federal Income Tax Consequences" is a fair and accurate summary of the material federal income tax consequences of the Merger. We express no opinion (i) as to whether those descriptions address all of the United States federal income tax consequences of the Merger that may be applicable to Fairfield, Vacation Break or any particular Vacation Break stockholder or (ii) as to the United States federal, state, local, foreign or other tax consequences, other than as set forth in the Joint Proxy Statement/Prospectus under the captions "SUMMARY - THE MERGER - Certain Federal Income Tax Consequences" and "THE MERGER - Certain Federal Income Tax Consequences." There can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.
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Vacation Break U.S.A., Inc.
Fairfield Communities, Inc.
November 5, 1997
Page 3

          No opinion is expressed as to any matter not specifically addressed above, including the accuracy of the representations or reasonableness of the assumptions relied upon by us in rendering the opinion set forth above. Our opinion is based on current United States federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in the United States federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so.

          We consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus and to the reference to Greenberg Traurig Hoffman Lipoff Rosen & Quentel, P.A., under the captions "THE MERGER - Certain Federal Income Tax Consequences" and "LEGAL MATTERS" in the Joint Proxy
Statement/Prospectus.

                              Very truly yours,

                              GREENBERG TRAURIG HOFFMAN LIPOFF ROSEN & QUENTEL, P.A.


                              By:   /s/  Gary M. Epstein
                                 -----------------------------------------------
                                    Gary M. Epstein